Exhibit 99.1

CPSI Announces First Quarter 2015 Results

Company Announces Regular Quarterly Cash Dividend of $0.64 Per Share

Highlights:

  Revenues of $46.2 million;
  12-month backlog of $164.7 million;
  Earnings per diluted share of $0.49;
  Cash provided by operations of $13.6 million;
  Quarterly dividend of $0.64 per share; and
  Formation of Evident, LLC.

MOBILE, Ala.--(BUSINESS WIRE)--April 30, 2015--Computer Programs and Systems, Inc. (NASDAQ: CPSI), a leading provider of healthcare information solutions, today announced results for the first quarter ended March 31, 2015.

The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.64 (sixty-four cents) per share, payable on May 29, 2015, to stockholders of record as of the close of business on May 14, 2015.

Total revenues for the first quarter ended March 31, 2015, were $46.2 million, compared with total revenues of $52.1 million for the prior-year first quarter. Net income for the quarter ended March 31, 2015, was $5.5 million, or $0.49 per diluted share, compared with $7.7 million, or $0.69 per diluted share, for the quarter ended March 31, 2014. Cash provided by operations for the first quarter of 2015 was $13.6 million, compared with $13.2 million for the prior-year first quarter. Cash collections for the first quarter ended March 31, 2015, were $49.4 million, compared with cash collections of $50.0 million for the prior-year first quarter.

CPSI’s 12-month backlog as of March 31, 2015, was $164.7 million, consisting of $37.8 million in non-recurring system purchases and $126.9 million in recurring payments for support, Business Management Services and SAAS contracts. The backlog total excludes amounts related to systems installed during 2012 under contracts for which a portion of the consideration was to be received and revenue recognized in subsequent periods upon hospitals successfully achieving meaningful use designation. Although the related system installations were substantially completed during 2012 and no additional such contracts have been offered since 2012, the total remaining accumulated unrecognized revenue related to such contracts as of March 31, 2015, was approximately $0.4 million.

Commenting on the quarter, Boyd Douglas, president and chief executive officer of CPSI, said, “There is no doubt the healthcare IT market is in somewhat of a lull, comparatively speaking, when evaluated against the past few years of activity resulting from the government’s electronic health record (EHR) adoption program. However, we believe this to be a short-term situation, and our installation numbers for the second quarter of the year are bearing that out as we have seven full hospital EHR implementations and 15 implementations of our recently released Emergency Department Information System (EDIS) already scheduled in the quarter.”

In addressing the formation of Evident, LLC, during the quarter, Douglas noted, “With our industry trending towards an emphasis on the broader utilization of health data and the management of whole patient populations, we believe it presented us the perfect opportunity to re-brand our company to be more reflective of who we are as an organization today. As Evident, not only will we continue to differentiate ourselves as the predominant EHR supplier to the rural and community hospital marketplace, but we will be expanding our offerings to address such areas as data analytics, population health management and patient engagement.”

In closing, Douglas added, “CPSI, as the parent company to Evident and our services company, TruBridge, will evaluate other opportunities within the rural and community healthcare market outside of information technology and services. We believe the changes happening in healthcare today will create additional needs for those hospitals and providers in our space. In the right situation, we are confident we have the resources and expertise available to step in if and when the opportunity presents itself.”

CPSI will hold a live webcast to discuss first quarter 2015 results on Friday, May 1, 2015, at 9:00 a.m. Eastern Time. A 30-day online replay will be available approximately one hour following the conclusion of the live webcast. To listen to the live webcast or access the replay, visit the Company’s website, www.cpsi.com.

About CPSI

CPSI is a leading provider of healthcare solutions for community hospitals. Founded in 1979, CPSI is the parent of two companies – Evident, LLC and TruBridge, LLC. Evident provides comprehensive electronic health record (EHR) solutions for community, rural, and critical access hospitals. TruBridge focuses exclusively on providing business, consulting, and managed IT services to rural and community healthcare organizations, regardless of their IT vendor. For more information, visit www.cpsi.com, www.evident.com, or www.trubridge.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potential,” “may,” “continue,” “should,” “will” and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry; government regulation of the healthcare and health insurance industries; government regulation of our products and customers, including changes in healthcare policy affecting Medicare and Medicaid reimbursement rates and qualifying technological standards; the potential effects of the federal healthcare reform legislation enacted in 2010, and implementing regulations, on the businesses of our hospital customers; the funding uncertainties associated with and potential expenditures required by the American Recovery and Reinvestment Act of 2009 in connection with the adoption of electronic health records; saturation of our target market and hospital consolidations; changes in customer purchasing priorities, capital expenditures and demand for information technology systems; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; failure of our products to function properly resulting in claims for medical losses; changes in accounting principles generally accepted in the United States; breaches of security and viruses in our systems resulting in customer claims against us and harm to our reputation; potential intellectual property claims against us; general economic conditions, including changes in the financial and credit markets that may affect the availability and cost of credit to us or our customers; interruptions in our power supply and/or telecommunications capabilities and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.

COMPUTER PROGRAMS AND SYSTEMS, INC. Unaudited Condensed Consolidated Statements of Income (in thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
Sales revenues:
System sales	$12,585	$20,453
Support and maintenance	18,531	18,245
Business management, consulting and managed IT services	15,123	13,396
Total sales revenues	46,239	52,094

Cost of sales:
System sales	9,809	11,193
Support and maintenance	7,160	7,374
Business management, consulting and managed IT services	9,964	9,092
Total cost of sales	26,933	27,659
Gross profit	19,306	24,435

Operating expenses:
Sales and marketing	3,033	3,964
General and administrative	8,439	8,484
Total operating expenses	11,472	12,448

Operating income	7,834	11,987
Other income (expense)	83	(41)
Income before taxes	7,917	11,946
Provision for income taxes	2,409	4,231
Net income	5,508	7,715
Less: Net income attributable to participating securities (unvested restricted stock)	(134)	(109)
Net income attributable to common stockholders	$5,374	$7,606

Basic and diluted earnings per share	$0.49	$0.69

Weighted average shares outstanding used in basic and diluted per common share computations	11,052	11,005

COMPUTER PROGRAMS AND SYSTEMS, INC. Condensed Consolidated Balance Sheets (in thousands, except per share data)

	March 31, 2015	Dec. 31, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$29,967	$23,792
Investments	10,804	10,703
Accounts receivable, net of allowance for doubtful accounts of $1,134 and $1,253, respectively	21,480	23,102
Financing receivables, current portion, net	15,756	18,112
Inventories	1,574	1,431
Deferred tax assets	2,299	2,319
Prepaid income taxes	-	1,120
Prepaid expenses and other	1,355	937
Total current assets	83,235	81,516

Financing receivables, net of current portion	915	770
Property and equipment, net	16,450	17,039
Deferred tax assets	257	-
Total assets	$100,857	$99,325

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,832	$3,990
Deferred revenue	4,993	5,891
Accrued vacation	4,127	3,931
Income taxes payable	1,920	-
Other accrued liabilities	5,350	4,349
Total current liabilities	20,222	18,161

Deferred tax liabilities	-	383

Stockholders’ equity:
Common stock, par value $0.001 per share, 30,000 shares authorized, 11,316 and 11,209 shares issued and outstanding	11	11
Additional paid-in capital	40,485	38,983
Accumulated other comprehensive income (loss)	67	(19)
Retained earnings	40,072	41,806
Total stockholders’ equity	80,635	80,781
Total liabilities and stockholders’ equity	$100,857	$99,325

COMPUTER PROGRAMS AND SYSTEMS, INC. Unaudited Other Supplemental Information (In thousands)

The following table summarizes cash flow and free cash flow for the Company:

	Three Months Ended March 31,
	2015	2014
Cash Flow Information
Net cash provided by operating activities	$ 13,637	$ 13,158
Net cash used in investing activities	(284)	(6)
Net cash used in financing activities	(7,177)	(6,331)

Free Cash Flow
Net cash provided by operating activities	$ 13,637	$ 13,158
Less: Purchases of capital assets	(323)	(79)
Free cash flow	$ 13,314	$ 13,079

Free cash flow is a non-GAAP financial measure which CPSI defines as net cash provided by operating activities less purchases of capital assets. The most directly comparable GAAP financial measure is net cash provided by operating activities. The Company believes free cash flow is a useful measure of performance and uses this measure as an indication of the financial resources of the Company and its ability to generate cash.

CONTACT:
Computer Programs and Systems, Inc.
Boyd Douglas, 251-639-8100
President and Chief Executive Officer